EXHIBIT 99.1

SUNOCO LOGISTICS PARTNERS L.P. TO ACQUIRE EAGLE POINT REFINERY LOGISTICS

ASSETS AND DECLARES INCREASED FIRST QUARTER DISTRIBUTION OF $0.57 PER COMMON

AND SUBORDINATED UNIT

PHILADELPHIA, March 30, 2004 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced that it has executed a purchase agreement and is proceeding to close a transaction to acquire the Eagle Point refinery logistics assets from Sunoco, Inc. (NYSE: SUN). The purchase price is $20 million in cash. The Eagle Point logistics assets consist of (i) crude oil and refined product ship and barge docks; (ii) refined product truck racks and; (iii) a 4.5 mile, refined product pipeline from the Eagle Point refinery to the origin of the Harbor pipeline. On January 13, 2004, Sunoco, Inc. purchased the 150,000 bpd Eagle Point refinery, located in Westville, New Jersey from affiliates of El Paso Corporation.

In light of this transaction and Sunoco Logistics’ current operations, Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., has declared a cash distribution for the first quarter 2004 of $0.57 per common and subordinated partnership unit ($2.28 annualized) payable May 14, 2004 to unitholders of record on April 30, 2004, an increase of $0.02 per partnership unit on a quarterly basis ($0.08 annualized increase).

In connection with Sunoco, Inc.’s purchase of the Eagle Point refinery, Sunoco, Inc. and El Paso also entered into an option agreement under which Sunoco, Inc. has an option to purchase, and El Paso has the right to cause Sunoco, Inc. to purchase, El Paso’s 33.3 percent interest in the Harbor pipeline for $7.3 million. Both Sunoco, Inc. and El Paso have exercised their respective options. Sunoco, Inc. and El Paso are in the process of negotiating a definitive purchase agreement for El Paso’s interest in the pipeline. The Harbor pipeline is an 80-mile, 180,000 bpd refined product, common carrier pipeline originating near Woodbury, New Jersey and terminating in Linden, New Jersey. Sunoco Logistics currently owns a 33.3 percent interest in, and operates this pipeline. The purchase by Sunoco, Inc. is subject to a right of first refusal (“ROFR”) in favor of Sunoco Logistics and a third party. Subject to approval by the Sunoco Logistics Board of Directors and its audit/conflicts committee, if Sunoco, Inc. and El Paso execute a definitive purchase agreement, Sunoco Logistics intends to exercise its ROFR to acquire all of El Paso’s 33.3 percent interest for $7.3 million. Should the third party also exercise its ROFR, Sunoco Logistics will be entitled to acquire one-half of El Paso’s 33.3 percent interest for $3.65 million.

On March 18, Sunoco Logistics also announced that it had signed a definitive agreement with ConocoPhillips Company to purchase two refined product terminals located in Baltimore, Maryland and Manassas, Virginia for $12 million. Closing of this transaction is expected in the second quarter of 2004, subject to closing of Sunoco, Inc.’s purchase of a retail network of service station/convenience stores from ConocoPhillips, our entering into throughput arrangements with ConocoPhillips and customary closing conditions.

“Both the Eagle Point and ConocoPhillips assets are excellent additions to our northeastern U.S. pipeline and terminal operations,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics. “They will provide a base to further expand our business. We expect to finance these transactions primarily through equity, and we intend to maintain a conservative financial structure.”

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate substantially all of Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements intended to be covered within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be consummated; whether or not such transactions will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; and plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. With respect to the Harbor pipeline and the ConocoPhillips terminals, management cannot give absolute assurance that these acquisitions will be successfully consummated. These and other applicable risks and uncertainties have been described more fully in the Partnership’s 2003 Form 10-K filed with the Securities and Exchange Commission on March 4, 2004. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.